Exhibit 99.1

Paramount gold NEVADA Appoints PIERRE PELLETIER TO ITS BOARD OF DIRECTORS

Winnemucca, Nevada – SEPTEMBER 15, 2016 -Paramount Gold Nevada Corp. (NYSE MKT: PZG) ("Paramount”) (“the Company”) announced today that Pierre Pelletier has been appointed to its Board of Directors.  Mr. Pelletier will serve as an independent director on the Company’s Board of Directors.

Mr. Pelletier is an environmental engineer with a Masters of Business Administration and is a qualified person under National Instrument 43-101. He has over 20 years of experience managing complex environmental and social impact projects. From 2012 through to the present, he has served as managing director of Environmental Resources Management Canada Ltd., a leading global provider of environmental, health, safety, risk, and social consulting services with an emphasis on the mining and oil and gas sectors. Prior to that, from 1998 through 2009, Mr. Pelletier served as a Project Manager for Rescan Environmental Services Ltd. (“Rescan”), managing project and technical development. In 2010, he became President and Chief Operating Officer for Rescan and remained in this role through 2012.

Commenting on the appointment, Paramount Chairman, David Smith noted that “Mr. Pelletier’s environmental and permitting experience will be a great asset to Paramount as it commences with its Pre-Feasibility Study, at its recently acquired Grassy Mountain Project.”

About Paramount

Paramount Gold Nevada is a U.S. based precious metals exploration company. Paramount has an unusually high ratio of ounces of gold in mineral inventory to shares outstanding, providing its shareholders with exceptional leverage to the gold price. For our mineral inventory, click here.

Paramount owns a 100% interest in the Sleeper Gold Project located in Northern Nevada.  The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares). Additionally, Paramount holds a 100% working interest in the Grassy Mountain Gold Project which consists of approximately 9,300 acres located on private and BLM land in Malheur County, Oregon. The Grassy Mountain project contains a gold-silver deposit (100% located on private land) for which a PEA has been prepared and key permitting milestones accomplished. For the PEA, click here.

Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and realizing value for its shareholders in three ways: by selling its assets to established producers; entering into joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount Gold Nevada Corp.
Glen Van Treek, President

Chris Theodossiou, Investor Relations
866-481-2233